Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 540-1235 Fax: (714) 755-8290 www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
December 8, 2003	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
Board of Directors	London	San Francisco
Peerless Systems Corporation	Los Angeles	Silicon Valley
2381 Rosecrans Avenue	Milan	Singapore
El Segundo, California 90245	Moscow	Tokyo
Washington, D.C.

Re:	Registration Statement on Form S-8

Gentlemen:

     In connection with the registration of 700,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Peerless Systems Corporation 1996 Equity Incentive Plan, as amended and restated (the “1996 Plan”), under the Securities Act of 1933, as amended, by Peerless Systems Corporation, a Delaware corporation (the “Company”), on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

     As such counsel, we have examined such matters of fact and questions of law we have considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.

     We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or any other local agencies within any state.

     Subject to the foregoing and in reliance thereon, it is our opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the 1996 Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the 1996 Plan and the Registration Statement, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS